Exhibit 2.10

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 29, 2014 (the “Effective Date”) by and among Cambrian Energy McCommas Bluff III LLC (the “Purchaser”) and Mavrix, LLC (the “Seller”).

R E C I T A L S

A.                                    Seller and Purchaser are parties to that certain Limited Liability Company Agreement dated August 15, 2008 (“LLC Agreement”) of Dallas Clean Energy LLC (“DCE” and f/k/a CE Dallas Renewables LLC).

B.                                    Seller owns 51% of the outstanding membership interests of DCE, representing a 51% share of DCE’s profits, losses and distributions (the “Transferred Membership Interests”).

C.                                    On September 4, 2014, Purchaser delivered to Seller a Buy/Sell Notice pursuant to the LLC Agreement.

D.                                    Purchaser and Seller desire to enter this Agreement to facilitate the sale of all of the Transferred Membership Interests to Purchaser pursuant to the Buy/Sell Notice and the LLC Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                               Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the LLC Agreement.

ARTICLE 2

PURCHASE AND SALE OF THE TRANSFERRED INTEREST

2.1                               Purchase and Sale.  Concurrently herewith:

(a)                                 Seller, by its execution hereof, hereby sells and assigns to Purchaser all of the Transferred Membership Interests;

(b)                                 Purchaser has delivered to Seller payment, by wire transfer to a bank account designated in writing by Seller, immediately available funds in an amount equal to $40,587,749.59 (the “Purchase Price”), which amount includes $15,198,749.59 of the “Additional Stated Value” payments available to the Seller on the Effective Date as described in Exhibit A to the Buy/Sell Notice;

(c)                                  Additional consideration maybe payable by Purchaser to Seller pursuant to Section 2.2;

(d)                                 Purchaser confirms that the terms and conditions set forth in Exhibit B to the Buy/Sell Notice have been satisfied and remain satisfied as of the Effective Date;

(e)                                  Purchaser, Seller, DCE and Dallas Clean Energy McCommas Bluff LLC (“DCEMB”) have entered the Joint Interest Agreement attached hereto as Exhibit A; and

(f)                                   Seller has delivered written resignations of directors, managers and officers of DCE and DCEMB listed on Schedule 2.1.

2.2                               Additional Payments.

(a)                                 Seller and Purchaser acknowledge that (i) $5,340,749.93 of the Purchase Price is attributable to the “H2S Removal System Performance Payment,” as defined and discussed in the Buy/Sell Notice and the Exhibits and Annexes thereto, and that the test conducted pursuant to Annex A to the Buy/Sell Notice determined the removal efficiency of the hydrogen sulfide removal system (the “H2S System”) to be 70.5% (the “Base Efficiency”); and (ii) the H2S System achieved an operating availability in excess of 98% as required by and in accordance with Annex A to the Buy/Sell Notice.  At Seller’s option, Purchaser and Seller will cause an additional test of the H2S System to be performed no later than August 1, 2015 (the “Subsequent Test”).  Such test shall be conducted in accordance with Annex A to the Buy/Sell Notice and overseen by an independent engineer agreed to by Seller and Purchaser.  Within 10 business days of the completion of the Subsequent Test, Purchaser will pay to Seller an additional $75,755.32 for each 1% increase in operating efficiency of the H2S System over the Base Efficiency (up to a maximum of $1,780,250.02).  For the avoidance of doubt, Seller shall not be required to return any portion of the Purchase Price to Purchaser if the operating efficiency of the H2S System as demonstrated by the Subsequent Test is less than the Base Efficiency.

(b)                                 At a time mutually agreed to by Seller and Purchaser, the Train 2 PSA System (as defined in the Buy/Sell notice and the Exhibits and Annexes thereto) shall undergo a 3 day continuous performance test conducted pursuant to Annex I and overseen by an independent engineer mutually acceptable to Seller and Purchaser to determine the processing capacity and efficiency of the Train 2 PSA System.  Such test shall be completed on or before August 1, 2015.  Provided that the foregoing test demonstrates that the Train 2 PSA System has a capacity in excess of its nominal inlet processing capacity of 5.5 million standard cubic feet of landfill gas per day, Purchaser will pay to Seller addition consideration, determined in accordance with Schedule 2.2(b), based on the demonstrated capacity and efficiency of the Train 2 PSA System.  Such additional consideration shall be paid within 10 business days of the completion of the test contemplated by this Section 2.2(b).

2.3                               Books and Records.  Seller will deliver all books and records of DCE and DCEMB, copies of which are not in the possession of Purchaser as of the Effective Date, on or before March 31, 2015;

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties Regarding Seller and the Transferred Membership Interests.  Seller hereby represents and warrants to the Purchaser on the Effective Date as follows:

(a)                                 Title; Capitalization.

(i)                                     Seller has good and marketable title to one hundred percent (100%) of the Transferred Membership Interests and owns the same free and clear of any liens, claims, security interests and encumbrances (other than pursuant to the LLC Agreement) (“Claims”), except for Claims that will be discharged in connection with the consummation of the transactions contemplated by this Agreement.

(ii)                                  The purchase and sale of the Transferred Membership Interests as contemplated herein will pass title to such Transferred Membership Interests to the Purchaser, free and clear of all Claims.

(b)                                 Authority.  Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of Seller.  This Agreement, when executed and delivered by Seller, will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2                               Representations and Warranties Regarding Purchaser.  Purchaser hereby represents and warrants to Seller as follows:

(a)                                 Authority.  Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of Purchaser.  This Agreement, when executed and delivered by Purchaser, will constitute a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3                               No Other Representations.  Except for the representations and warranties contained in Sections 3.1 and 3.2, none of Seller, Purchaser or any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to DCE, DCEMB, the Transferred Membership Interests, or any other subject matter.

ARTICLE 4

TAX MATTERS

4.1                               Tax Covenants.

(a)                                 All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

(b)                                 Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by DCE or DCEMB after the Effective Date with respect to a tax period prior to the Effective Date.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law) and without a change of any election or any accounting method which has an adverse impact to Seller and shall be submitted by Purchaser to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Purchaser and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Purchaser and Seller are unable to reach such agreement within ten (10) days after receipt by Purchaser of such notice, the disputed items shall be resolved by Accounting Firm and any determination by the Accounting Firm shall be final. The Accounting Firm shall resolve any disputed items within thirty days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Firm is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Purchaser and then amended to reflect the Accounting Firm’s resolution. The reasonable and documented costs, fees and expenses of the Accounting Firm shall be borne equally by Purchaser and Seller. The preparation and filing of any Tax Return of DCE or DCEMB that does not relate to a tax period prior to the Effective Date shall be exclusively within the control of Purchaser.

4.2                               Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Effective Date (each such period, a “Straddle Period”), the portion of any such Taxes shall be treated for purposes of this Agreement as follows:

(a)                                 in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Effective Date; and

(b)                                 in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Effective Date and the denominator of which is the number of days in the entire period.

4.3                               Cooperation and Exchange of Information.  Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 4 or in connection with any audit or other proceeding in respect of Taxes of DCE and DCEMB. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of DCE and DCEMB for any taxable period beginning before the Effective Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of DCE and DCEMB for any taxable period beginning before the Effective Date, Seller or Purchaser (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

4.4                               Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 4 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

For the purposes of this Article 4, the term “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE 5

GENERAL PROVISIONS

5.1                               Expenses.  Except as otherwise expressly provided herein, notwithstanding any provision of the LLC Agreement to the contrary, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

5.2                               LLC Agreement; No Dissolution.  Purchaser hereby consents to the transactions contemplated hereunder in satisfaction of all requirements under the LLC Agreement. Purchaser and Seller agree that this Agreement satisfies, or otherwise each such party waives, all of the obligations of either Purchaser or Seller with respect to the transactions contemplated under this Agreement, including but not limited to those obligations and conditions set forth in Section 13.9 of the LLC Agreement.  None of the transactions contemplated by this Agreement shall give rise to a dissolution or termination of DCE under Article XV of the LLC Agreement. Seller hereby acknowledges and agrees that as of the Effective Date the LLC Agreement shall be superseded in its entirety by an amended and restated limited liability company agreement of DCE, which such agreement shall govern DCE. Seller acknowledges and agrees that as of the Effective Date it is no longer a member of DCE or a party to the LLC Agreement.

5.3                               Notices.  All notices, requests or consents required or permitted under this Agreement shall be made in writing and shall be given to the other parties by personal delivery, registered or certified mail (with return receipt), overnight air courier (with receipt signature) or facsimile transmission (with “answerback” confirmation of transmission), sent to such party’s addresses or telecopy numbers as are set forth below such party’s signatures to this Agreement, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section 5.3.  Each such notice, request or consent shall be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable.

5.4                               Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

5.5                               Entire Agreement.  This Agreement contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

5.6                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  No assignment shall relieve the assigning party of any of its obligations hereunder.

5.7                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

5.8                               Construction.  The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

5.9                               GOVERNING LAW; Submission to Jurisdiction; WAIVER OF JURY TRIAL.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF DELAWARE.

(b)                                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its respective property, to the exclusive jurisdiction of any of (i) the Superior Court of the State of California sitting in Los Angeles County, California,  or the United States District Court for Central District of California, (ii) the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, or the United States District Court for the Southern District of New York, (iii) the District Courts of the State of Texas sitting in Dallas County, Texas, or the United States District Court for the Northern District of Texas, (iv) the Delaware Court of Chancery, and (v) any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the above-referenced courts, to the extent permitted by law.  Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  The parties hereby irrevocably and unconditionally waive, to the fullest extent such party may legally and effectively do so, any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.3 of this Agreement.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)                                  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY

WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9(e).

5.10                        Amendment.  This Agreement may be amended at any time by a written instrument executed by each of the parties hereto.

5.11                        Waiver.  Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof.  Any waiver effected pursuant to this Section 5.11 shall be binding upon all parties hereto.  No failure to exercise, and no delay in exercising, any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege.  No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or of any other covenant or agreement.  The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

5.12                        Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

PURCHASER:	CAMBRIAN ENERGY MCCOMMAS BLUFF III LLC

	By:	/s/ Evan Williams
		Name:	Evan Williams
		Title:	Primary Manager

	Address:		c/o Cambrian Energy Management LLC
624 So. Grand Ave., #2425
Los Angeles, California 90017-3335

Facsimile No.: (213) 488-9890

MIPA

SELLER:	MAVRIX, LLC

	By:	/s/ Harrison S. Clay
		Name:	Harrison S. Clay
		Title:	President

	Address:		c/o Clean Energy Renewable Fuels, LLC
4675 MacArthur Court, Suite 800
Newport Beach, California 92660

Facsimile No.: (949) 434-8293

MIPA